Filed with the Securities and Exchange Commission on June 30, 2003

Securities Act Registration No. ________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LITHIA MOTORS, INC.
 (Exact name of registrant as specified in its charter)

Oregon (State of incorporation)	93-0572810 (I.R.S. Employer Identification No.)

360 E. Jackson St., Medford, Oregon (Address of principal executive offices)	97501 (Zip Code)

LITHIA MOTORS, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Sidney B. DeBoer, Chief Executive Officer
360 E. Jackson St.
Medford, Oregon 97501
(541) 776-6899
(Name, address and telephone number
of agent for service)

Copies to:
Kenneth E. Roberts, Esq.
Foster Pepper Tooze LLP
101 S.W. Main St., 15th Fl.
Portland, Oregon 97204

CALCULATION OF REGISTRATION FEE
Title of Securities Being Registered	Number of Shares Being Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock	500,000	$16.35	$8,175,000	$662.18

(1) The shares of Common Stock represent the number of shares which may be issued pursuant to the 1998 Employee Stock Purchase Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.

(2) The maximum offering price for the shares cannot presently be determined as the offering price is established at the time shares are issued. Pursuant to Rule 457(h), the offering price is estimated based on the last sale price reported for the Common Stock on NYSE on June 27, 2003 and the maximum offering price is calculated for the sole purpose of determining the Registration Fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        At the Annual Meeting of Shareholders of Lithia Motors, Inc., (the "Company") held on May 15, 2003, the shareholders of the Company approved an amendment to the Company's 1998 Employee Stock Purchase Plan ("Plan") increasing the number of shares of Common Stock authorized for issuance pursuant to the Plan from the previously registered amount of 1,000,000 shares to 1,500,000 shares.

        The purpose of this Registration Statement on Form S-8 is to register an additional 500,000 shares of Common Stock issuable under the Plan.

Item 3.     Incorporation of Documents by Reference.

        The following documents filed by Lithia Motors, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

        1. Registration Statement on Form S-8 filed December 18, 1998 (SEC File No. 333-69169).

        2. Registration Statement on Form S-8 filed June 12, 2000 (SEC File No. 333-39092).

        3. Post Effective Amendment No. 1 to Form S-8 filed May 29, 2001 (SEC File No. 333-69169).

        4. Post Effective Amendment No. 2 to Form S-8 filed May 15, 2002 (SEC File No. 333-69169)

        5. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed March 31, 2003 (SEC File No. 001-14733).

        All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the 2002 Annual Report; and all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

        For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.     Exhibits.

        The exhibits required by Item 601 of Regulation S-K being filed herewith or incorporated herein by reference are as follows:

Exhibit

5.1	Opinion of Foster Pepper Tooze LLP

23.1	Consent of KPMG LLP

23.2	Consent of Foster Pepper Tooze LLP (included in Exhibit 5.1)

24.1	Power of Attorney (Incorporated by reference in Form S-8, filed May 29, 2001, (SEC File No. 333-69169))

99	1998 Employee Stock Option Plan, as amended (Incorporated by reference in Form S-8, filed May 29, 2001, (SEC File No. 333-69169))

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on the 30th day of June, 2003.

LITHIA MOTORS, INC.

By:	/s/ Jeffrey B. DeBoer
Jeffrey B. DeBoer, Chief Financial Officer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By:	/s/ Jeffrey B. DeBoer	Date: June 30, 2003
Jeffrey B. DeBoer, Attorney in Fact for Sidney B. DeBoer, Chief Executive Officer and Chairman of the Board of Directors

By:	/s/ Jeffrey B. DeBoer	Date: June 30, 2003
Jeffrey B. DeBoer, Attorney in Fact for M.L. Dick Heimann, President, Chief Operating Officer, Director

By:	/s/ Jeffrey B. DeBoer	Date: June 30, 2003
Jeffrey B. DeBoer, Attorney in Fact for Brad Gray, Director

By:	/s/ Jeffrey B. DeBoer	Date: June 30, 2003
Jeffrey B. DeBoer, Attorney in Fact for Thomas Becker, Director

By:	/s/ Jeffrey B. DeBoer	Date: June 30, 2003
Jeffrey B. DeBoer, Attorney in Fact for William Young, Director

By:	/s/ Jeffrey B. DeBoer	Date: June 30, 2003
Jeffrey B. DeBoer, Attorney in Fact for Gerald F. Taylor, Director

By:		Date:
Philip Romero, Director

EXHIBIT INDEX

Exhibit

5.1	Opinion of Foster Pepper Tooze LLP

23.1	Consent of KPMG LLP

23.2	Consent of Foster Pepper Tooze LLP(included in Exhibit 5.1)

24.1	Power of Attorney
(Incorporated by reference in Form S-8, filed May 29, 2001, (SEC File No. 333-69169))

99	1998 Employee Stock Option Plan, as amended
(Incorporated by reference in Form S-8, filed May 29, 2001, (SEC File No. 333-69169))

EXHIBIT 5.1

[FOSTER PEPPER TOOZE LETTERHEAD]

June 30, 2003 Board of Directors Lithia Motors, Inc. 360 E. Jackson St. Medford, Oregon 97501

Re:       Form S-8 Registration
            1998 Employee Stock Purchase Plan

Gentlemen:

        This firm is special counsel to Lithia Motors, Inc., an Oregon corporation, (the "Company") and, in that capacity, has assisted in the preparation of certain documents, including the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance of up to 500,000 additional shares of the Company's Class A Common stock ("Shares") in accordance with the Company's 1998 Employee Stock Purchase Plan (the "Plan").

        In the course of our representation described above, we have examined the Plan, the Registration Statement as prepared for filing with the Securities and Exchange Commission and related documents and correspondence. We have reviewed the Restated Articles of Incorporation and the Bylaws of the Company, as amended, and excerpts of minutes of certain meetings of the Board of Directors and shareholders of the Company. We have also received from the officers of the Company certificates and other representations concerning factual matters relevant to this opinion. We have received such certificates from, and have made inquiries of public officials in those jurisdictions in which we have deemed it appropriate.

        As to matters of fact, we have relied upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of all of the documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

        Based upon and subject to all of the foregoing, we are of the opinion that:

The Shares have been validly authorized, and when (i) the Registration Statement has become effective; (ii) the applicable provisions of the Securities Act of 1933, as amended, and such state securities laws as may be applicable have been complied with, and (iii) the Shares have been issued in accordance with the Plan as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

        Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Oregon and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

        This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

        The opinions expressed herein are for the benefit of and may be relied upon only by you in connection with the Plan. Neither this opinion nor any extract therefrom nor reference thereto shall be published or delivered to any other person or otherwise relied upon without our expressed written consent.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission.

Very truly yours,

FOSTER PEPPER TOOZE, LLP

By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts, Partner

Portland, Oregon

Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Lithia Motors, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated February 7, 2003, except as to note 15, which is as of February 25, 2003, relating to the consolidated balance sheets of Lithia Motors, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Lithia Motors, Inc. Our report refers to adoption, effective January 1, 2001, of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and adoption, effective July 1, 2001, of SFAS No. 141, Business Combinations, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets, and adoption, effective January 1, 2002, of the remaining provisions of SFAS No. 142.

/s/ KPMG LLP

Portland, Oregon
June 26, 2003